EXHIBIT 99.2

Georgia-Pacific Announces Senior Notes Offering

ATLANTA, Jan. 14 — Georgia-Pacific Corp. (NYSE: GP) today announced it has begun an offering of $500 million of senior notes due 2010 in an unregistered offering pursuant to Rule 144A and Regulation S under the Securities Act of 1933. Georgia-Pacific intends to use the net proceeds from the offering to repay amounts outstanding under its capital markets bridge facility, which matures Aug. 16, 2003.

Georgia-Pacific intends to offer to exchange the unregistered notes for substantially identical registered senior notes following the completion of the offering. The senior notes will not be registered under the Securities Act of 1933 or the securities laws of any state and may not be offered or sold in the United States or outside the United States absent registration or an applicable exemption from the registration requirements under the Securities Act and any applicable state securities laws.

Headquartered at Atlanta, Georgia-Pacific is one of the world’s leading manufacturers of tissue, packaging, paper, building products, pulp and related chemicals. With 2001 annual sales of more than $25 billion, the company employs approximately 65,000 people at 400 locations in North America and Europe. Its familiar consumer tissue brands include Quilted Northern®, Angel Soft®, Brawny®, Sparkle®, Soft ‘n Gentle®, Mardi Gras®, So- Dri®, Green Forest® and Vanity Fair®, as well as the Dixie® brand of disposable cups, plates and cutlery. Georgia-Pacific’s building products distribution segment has long been among the nation’s leading wholesale suppliers of building products to lumber and building materials dealers and large do-it-yourself warehouse retailers. For more information, visit www.gp.com.

This news release contains forward-looking statements concerning Georgia- Pacific’s proposed offering and subsequent exchange offer. The terms of, and Georgia-Pacific’s ability to complete such transactions, will depend upon prevailing market conditions and other factors. There can be no assurance that the transactions discussed in this news release will be completed on the terms outlined herein or at all.

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